Exhibit (d)(2)(i)

FIRST AMENDMENT TO SUB-ADVISORY AGREEMENT

VOYA MUTUAL FUNDS

This First Amendment, effective as of the close of business on May 22, 2015, amends the Sub-Advisory Agreement (the “Agreement”), dated November 18, 2014, between Voya Investments, LLC, an Arizona limited liability company (the “Manager”), and Voya Investment Management Co. LLC, a Delaware limited liability company (the “Sub-Adviser”).

W I T N E S S E T H

WHEREAS, the parties desire to amend the Agreement and agree that the amendment will be effective as of the close of business on May 22, 2015.

NOW, THEREFORE, the parties agree as follows:

1.              The Schedule A of the Agreement is hereby deleted and replaced with the Amended Schedule A attached hereto in order to modify the Annual Sub-Advisory Fee for Voya Global Value Advantage Fund, formerly, Voya International Value Equity Fund.

2.              Capitalized terms used in this Amendment and not otherwise defined shall have the meanings ascribed to them in the Agreement.

3.              In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

VOYA INVESTMENTS, LLC

By:	/s/ Todd Modic
Todd Modic
Senior Vice President

VOYA INVESTMENT MANAGEMENT CO. LLC

By:	/s/ Christopher Kurtz

Name:	Christopher Kurtz

Title:	VP Finance

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

VOYA INVESTMENTS, LLC

and

VOYA INVESTMENT MANAGEMENT CO. LLC

Series	Effective Date	Annual Sub-Advisory Fee (as a percentage of average daily assets allocated to the Sub-Adviser)
Voya Diversified International Fund	October 1, 2013	Direct Investments(1) 0.135% Underlying Funds(2) 0.0300% on the first $500 million; 0.0250% on the next $500 million; 0.0200% on the next $1 billion; and 0.0100% in excess of $2 billion
Voya Diversified Emerging Markets Debt Fund	May 13, 2013	0.3150%
Voya Emerging Markets Equity Dividend Fund (formerly, Voya Greater China Fund)	October 1, 2013	0.4500% on the first $100 million; 0.4050% on the next $150 million; and 0.3600% on assets in excess of $250 million
Voya Global Bond Fund	May 13, 2013	0.1800%
Voya Global Equity Dividend Fund	October 1, 2013	0.3150%
Voya Global Natural Resources Fund	June 13, 2013	0.4500% of first $50 million of assets 0.3375% in excess of $50 million

(1)  “Direct Investments” shall mean assets which are not Underlying Funds.

(2)  “Underlying Funds” shall mean open-end investment companies registered under the 1940 Act within the Voya fund complex.  The term, “fund complex” shall have the same meaning as defined in Item 17 of Form N-1A, as it was in effect on November 18, 2014.

Series	Effective Date	Annual Sub-Advisory Fee (as a percentage of average daily assets allocated to the Sub-Adviser)
Voya Global Opportunities Fund (formerly, ING Foreign Fund)	October 1, 2013	0.4050% of first $500 million 0.3825% for assets in excess of $500 million
Voya Global Perspectives Fund	May 7, 2013	Direct Investments(1) 0.1350% Underlying Funds(2) 0.0450%
Voya Global Value Advantage Fund (formerly, Voya International Value Equity Fund)	Close of business on May 22, 2015	0.3825% of first $500 million of assets 0.3600% on next $500 million of assets 0.3263% for assets in excess of $1 billion
Voya Russia Fund	October 1, 2013	0.5625%

(1)  “Direct Investments” shall mean assets which are not Underlying Funds.

(2)  “Underlying Funds” shall mean open-end investment companies registered under the 1940 Act within the Voya fund complex.  The term, “fund complex” shall have the same meaning as defined in Item 17 of Form N-1A, as it was in effect on November 18, 2014.